EXHIBIT 99.1

National	Executive Office
Technical	24007 Ventura Boulevard
Systems, Inc.	Calabasas, California 91302
Tel: (818) 591-0776
Fax: (818) 591-0899

NEWS RELEASE for September 14, 2009 at 7:30 AM EDT

Contact:	Financial information:	Company information:
	Raffy Lorentzian	Aaron Cohen
	Chief Financial Officer	Vice-Chairman of the Board
	National Technical Systems	National Technical Systems
	818-591-0776	818-591-0776

NATIONAL TECHNICAL SYSTEMS ANNOUNCES
FISCAL 2010 SECOND QUARTER AND SIX MONTHS RESULTS

CALABASAS, CA (September 14, 2009). National Technical Systems, Inc. (Nasdaq: NTSC) (NTS) today announced results for its fiscal 2010 second quarter and six months ended July 31, 2009.

Total revenues for the second quarter decreased 6.2% to $28,736,000, compared to $30,625,000 for the same period in the prior year. Total revenues for the six months ended July 31, 2009 increased 0.4% to $57,428,000, compared to $57,185,000 for the same period in the prior year. Net income from continuing operations for the quarter decreased 16.4% to $852,000 as compared to $1,019,000 for the same period in the prior year with corresponding diluted earnings per share of $0.09 in the current period compared to $0.11 for the same quarter in the prior year. Net income from continuing operations for the six months ended July 31, 2009 decreased 20.6% to $1,392,000 as compared to $1,754,000 for the same period in the prior year with corresponding diluted earnings per share of $0.15 in the current period compared to $0.18 for the same period in the prior year.

CEO William C. McGinnis commented, “I’m encouraged by our second quarter results, considering the challenging economic environment.  New orders booked on average have increased 10% compared to the same period last year. Aerospace and defense orders continue to show strong growth while offset slightly by a moderate decline in orders in the automotive, power products and telecommunications markets. Backlog remains strong with a 6.6% increase compared to the same period last year. Additional revenues from our acquisition of Elliott Laboratories were $2,145,000 for the six months period in the current year. We believe we are increasing our market share by continuing to invest in additional capabilities and improving our internal processes.”

Mr. McGinnis added: “Our current year results include significant costs that will help improve our Company’s competitive advantage and future growth. The addition of new business development talent will increase our capability of providing product design, product development and product prototyping services as part of our overall integrated engineering services offering. Our investment in a new Enterprise Resource Planning (ERP) system will improve our internal processes and efficiencies. I believe we are well positioned to grow our Company both organically and through acquisitions.”

About National Technical Systems, Inc.
National Technical Systems, Inc. is a leading provider of integrated engineering services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Cautionary Note Regarding Forward-Looking Statements:
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings, and in particular its Annual Report on Form 10-K.  Actual results, events and performance may differ materially, including the results of the balance of fiscal year 2010.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

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NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008

Net revenues	$28,736,000	$30,625,000	$57,428,000	$57,185,000
Cost of sales	20,600,000	21,855,000	41,886,000	41,663,000
Gross profit	8,136,000	8,770,000	15,542,000	15,522,000

Selling, general and administrative expense	6,440,000	6,462,000	12,533,000	11,635,000
Equity (income) loss from non-consolidated subsidiary	4,000	(28,000)	35,000	4,000
Operating income	1,692,000	2,336,000	2,974,000	3,883,000
Other income (expense):
Interest expense, net	(327,000)	(575,000)	(723,000)	(1,098,000)
Other income, net	204,000	34,000	135,000	235,000
Total other expense, net	(123,000)	(541,000)	(588,000)	(863,000)

Income before income taxes and noncontrolling interests	1,569,000	1,795,000	2,386,000	3,020,000
Income taxes	638,000	744,000	966,000	1,239,000

Income before noncontrolling interests	931,000	1,051,000	1,420,000	1,781,000
Net income attributable to noncontrolling interests	(79,000)	(32,000)	(28,000)	(27,000)

Income from continuing operations	852,000	1,019,000	1,392,000	1,754,000

Income from discontinued operations, net of tax	-	111,000	-	104,000

Net income	$852,000	$1,130,000	$1,392,000	$1,858,000

Basic earnings per common share
Income from continuing operations	$0.09	$0.11	$0.15	$0.20
Income from discontinuing operations	-	0.01	-	0.01
Net income	$0.09	$0.12	$0.15	$0.21

Diluted earnings per common share
Income from continuing operations	$0.09	$0.11	$0.15	$0.18
Income from discontinuing operations	-	0.01	-	0.01
Net income	$0.09	$0.12	$0.15	$0.19

Weighted average common shares outstanding	9,303,000	9,118,000	9,301,000	8,993,000
Dilutive effect of stock options and nonvested shares	303,000	465,000	285,000	522,000
Weighted average common shares outstanding, assuming dilution	9,606,000	9,583,000	9,586,000	9,515,000